SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2005

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

(Exact name of registrant as specified in charter)

Virginia	000-31711	54-1980794
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

323 Prince Street, Tappahannock, Virginia	22560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 443-4343

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On December 22, 2005, the Compensation Committee of the Board of Directors (the “Committee”) of BOE Financial Services of Virginia, Inc. (the “Company”) approved accelerating the vesting of all unvested stock options outstanding (which as of December 22, 2005 totaled 17,726) under the Company’s employee incentive stock compensation plan and its non-employee director stock compensation plan effective as of December 22, 2005. The options are held by executive officers, officers, employees and non-employee directors and have a range of exercise prices between $12.25 and $28.70 per share and a weighted average exercise price of $23.06 per share. The closing price per share of the Company’s common stock on December 22, 2005 was $33.00. Except as described in the next paragraph, all other terms of the affected options remain unchanged.

Of the total number of options whose vesting was accelerated by this action, George M. Longest, the Company’s Chief Executive Officer, held 844 options, other executive officers of the Company held 3,714 options and non-employee directors of the Company held 1,163 options. In order to offset any unintended personal benefit to the executive officers and directors of the Company as a result of the vesting acceleration, the Committee action included a restriction that shares of the Company’s common stock obtained upon exercise of an accelerated option by an executive officer or director may not be sold or otherwise transferred prior to the expiration of the option’s original vesting period.

The Committee determined to accelerate the vesting of these options in order to eliminate the Company’s recognition of compensation expense associated with the affected options under Statement of Financial Accounting Standards No. 123R, Share-Based Payment, which will apply to the Company beginning in the first quarter of 2006. The Company anticipates that the aggregate after tax compensation expense associated with the accelerated options that will be avoided by this action is approximately $133,000, of which approximately $60,000 would have been recognized in 2006. The Company believes that it will not be required to recognize any compensation expense in future periods associated with the affected options. However, there can be no assurance that the acceleration of vesting of these options may not result in some future compensation expense.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

DATE: December 22, 2005	By:	/s/ BRUCE E. THOMAS
Bruce E. Thomas Secretary, Senior Vice President & Chief Financial Officer